Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of MoonLake Immunotherapeutics of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to MoonLake Immunotherapeutics AG’s ability to continue as a going concern) dated March 2, 2022, relating to the consolidated financial statements of MoonLake Immunotherapeutics AG, as of and for the period ended December 31, 2021 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

Campbell, CA

July 26, 2022